Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Alphabet Inc. for the registration of its debt securities, preferred stock, Class A common stock, Class C capital stock and warrants and to the incorporation by reference therein of our reports dated February 11, 2016, with respect to the consolidated financial statements and schedule of Alphabet Inc., and the effectiveness of internal control over financial reporting of Alphabet Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 11, 2016